==========================================================
GROUP ANNUITY CONTRACT
==========================================================

--------------------------------------------------------------------------------

o  Purchase payments are payable in a single sum.
o  Annuity payments begin on the settlement date.
o  This contract is nonparticipating.  Dividends are not payable.


Contract Holder:                     ABC Corporation, Trustee
Contract Number:                     33112-GP1
Contract Date:                       July 1, 1997

IDS Life Insurance Company, herein called the Company, will pay the benefits provided by this contract in accordance with and subject to all provisions of this contract. We issue this contract in consideration of the application of the contractholder.

THE GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA WHICH MAY RESULT IN BOTH UPWARD AND DOWNWARD ADJUSTMENTS IN CASH SURRENDER BENEFITS. Surrenders are available without market value adjustment on the last day of each certificate guarantee period.


Signed for and issued by IDS Life Insurance Company, Minneapolis, Minnesota, as of the contract date shown above.

President:
[GRAPHIC OMITTED]
Richard W. Kling


Secretary:
[GRAPHIC OMITTED]
William A. Stoltzmann

[GRAPHIC OMITTED]
AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

33112

                                    CONTRACT DATA


GROUP CONTRACTHOLDER:               ABC Corporation, Trustee

GROUP CONTRACT NUMBER:              33112-GP1

SURRENDER CHARGE:                   There are no surrender charges.

MARKET VALUE ADJUSTMENT:            Applied at any time other than the last day
                                    of a Guaranteed Period or for death
                                    benefits.

GUARANTEE PERIODS:                  1-10 Years

=================================================================
Guide to Contract Provisions
=================================================================

Definitions                    Important words and meanings/Pages 4-5

The Annuity Contract           Entire contract; Modification; Incontestability;
                               Benefits based on incorrect data/Page 6

Contractholder and             Contractholder; Owner's rights; Change
Owner                          of ownership restricted/Page 7

Purchase Payment               Payment of the purchase payment; Limit on
                               elective deferrals/Page 7

Beneficiary and Payments to    Who is the beneficiary; Change of
Beneficiary                    beneficiary; Payments to beneficiary/Page 8

Accumulation Value, How the accumulation value is determined; How the Cash Surrender Value, market adjusted value is determined; Surrender of and Market Adjusted Value the certificate for the cash surrender value; TSA prohibited distributions; Annual statement of value/Pages 9-11

Annuity Payment Plans          When annuity payments begin; Different ways to
                               receive annuity payments/Pages 12-13

Table of Settlement Rates      Table showing monthly annuity payment amounts for
                               the various plans/Page 14

======================================================
Definitions
======================================================
The following words are used often in this contract. When we use these words, this is what we mean:

the annuitant
The person on whose life monthly annuity payments depend.

you, your, owner
The owner of the certificate. The owner may be someone other than the annuitant. The owner may be changed as provided in this contract.

we, our, us
IDS Life Insurance Company

certificate date
It is the date from which  certificate  anniversaries,  certificate  years,  and
certificate  months  are  determined.   The  certificate  date  is  shown  under
certificate data, in the certificate.

certificate anniversary
The same day and month as the certificate date each year that the certificate remains in force.

initial guarantee period
The period during which the initial guarantee rate will be credited. It is shown under certificate data, in the certificate.

initial guarantee rate
The rate of interest credited to the purchase payment as described in the accumulation value section. It is shown under certificate data, in the certificate.

renewal guarantee period
A renewal guarantee period will begin at the end of each guarantee period. It is determined in accordance with the terms of the contract.

renewal guarantee rate
The rate of interest credited to the renewal value as described in the accumulation value section.

renewal date
The first day of a renewal guarantee period. It will always be on a certificate anniversary.

current rate
The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

accumulation value
The value of the purchase payment plus interest credited, adjusted for any surrenders.

market adjusted value
The accumulation value adjusted by the market adjusted value formula.

market value adjustment
The market adjusted value minus the accumulation value.

renewal value
The accumulation value at the end of the guarantee period.

cash surrender value
The market adjusted value is the cash surrender value. On the last day of a guarantee period, the cash surrender value is the accumulation value.

written request
A request in writing signed by the owner and delivered to us at our corporate office.

settlement
If the settlement date is not the last day of a guarantee period, settlement is the application of the market adjusted value of a certificate to provide annuity payments. On the last day of a guarantee period, settlement is the application of the accumulation value of a certificate to provide annuity payments.

settlement date
The date on which annuity payments are to begin under a certificate. This date may be changed as provided in the contract.

elective deferrals
Employer contributions to the annuity that are excludable from the taxpayer's current income as provided in the Code.

Code
The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this contract.

TSA
A Tax Sheltered Annuity as described in Section 403(b) of the Code.

======================================================
The Annuity Contract
======================================================

What is the entire contract?

This Group Contract, including any endorsements or riders, and the master application of the Group Contractholder is the entire contract between the Contractholder and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our agents or other persons has the authority to change or waive any of our rights or requirements under the contract.

Can this contract be modified?

We reserve the right to modify the contract to the extent necessary to qualify a certificate issued under this contract, if purchased as part of a 401(a) qualified plan or a TSA, to the extent necessary to comply with Section 401, 403 or any other applicable section of the Code, or to comply with the provisions of your 401(a) qualified plan or TSA. We also reserve the right to modify the contract to the extent necessary to qualify a certificate issued under this contract, if purchased as part of a deferred compensation plan under Section 457 of the Code, to the extent necessary to comply with Section 457 or any other applicable section of the Code, or to comply with the provisions of your deferred compensation plan.

When will the certificate become incontestable?

The certificate is incontestable from its date of issue.

What if benefits are based on incorrect data?

If the amount of benefits is determined by data as to a person's age that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments under this contract and/or as otherwise legally permissible.

What federal and state laws govern the contract?

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendments.

The contract is governed by the law of the state in which it is delivered. The values and benefits of the certificates are at least equal to those required by such state.

======================================================
Contractholder and Owner
======================================================

Who is the Group Contractholder?

The group  contractholder  is listed on the  cover  page of this  contract.  The contract provides for a successor contractholder. In the event the contractholder should merge with another entity, the new entity would be the group contractholder.

What are the rights of the owners of the certificates?

As long as the annuitant is living and unless otherwise provided in this contract, the owner may exercise all rights and privileges in this contract or allowed by us.

What are the rights of the owner if the owner is a trust or custodial account?

If the owner is a tax qualified trust or tax qualified custodial account, then the trustees or custodians (or their successors) properly named by the trust or custodial agreement may exercise all rights and privileges provided in the certificate or allowed by us.

Can the ownership of the certificate be changed?

The certificate may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under Sections 401, 403, 457, or other applicable sections of the Code.

However, if the owner is the trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, the owner may transfer ownership of the certificate to the annuitant or to a qualified successor trustee or custodian if permitted by the Code.

Or, if the owner is a trust or custodian or an employer as part of a qualified plan under Section 401 or 403 or a deferred compensation plan under Section 457 of the Code, you may transfer ownership of the certificate to the annuitant if permitted by the Code.

Any permitted transfer must be on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect subject to any action taken or payment made by us before the recording.

------------------------------------------------------------------------------
======================================================
Purchase Payment
======================================================

What is the purchase payment for a certificate?

The purchase payment for a certificate is shown under certificate data on the certificate. It is payable to us on or before the date we deliver the certificate. It must be paid or mailed to us at our corporate office or to an authorized agent.

Is there a limit on elective deferrals?

Elective deferrals made under the contract may not exceed the annual limit on elective deferrals as provided in the Code.

======================================================
Beneficiary and Payments
to Beneficiary
======================================================

What death benefits are paid if the annuitant or certificate owner dies before settlement?

If the annuitant or owner dies before settlement while the certificate is in force, we will pay the beneficiary the accumulation value.

The above amount will be payable in a lump sum upon receipt of due proof of death of the annuitant. The beneficiary may elect to receive payment any time within 5 years after the date of death of the annuitant.

Instead of a lump sum, payment may be made under an annuity payment plan provided amounts are calculated in accordance with the Code, and:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   payments begin no later than:
     a. one year after the date of death, in the case of a non-spouse beneficiary; or
     b. the date on which the annuitant would have attained age 70 1/2, in the case of a spouse beenficiary; and

3. the plan provides equal or substantially equal payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary, or in the case of a non-spouse beneficiary of a Section 457 plan, payments do not exceed a period of 15 years.

In this event, the reference to "annuitant" in the annuity payment plans section will apply to the beneficiary.

To whom are the death benefits payable?

Benefits will be paid equally to all primary beneficiaries surviving the annuitant. If none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant. If no beneficiary survives the annuitant, we will pay the benefits to the owner, if living, otherwise to the owner's estate.

Who is the beneficiary?

Beneficiaries are those you name, in a form satisfactory to us, to receive the benefits of this contract if the owner or annuitant dies while this contract is in force. The owner may change the beneficiary as provided below. If the beneficiary has been changed, we will pay any benefits in accordance with the owner's last change of beneficiary request.

How does the owner change the beneficiary?

The owner may change the beneficiary any time while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of the owner's request, subject to any action taken or payment made by us before the recording.

What are the rights of the beneficiary?

If the death benefit under the certificate becomes payable to a beneficiary (payee) under an Annuity Payment Plan, that payee shall have the right to name a beneficiary. Any such request from the payee must be made on a form satisfactory to us.

What is the spouse's option to continue the certificate?

If the annuitant's death occurs before the settlement date and before the annuitant's age 70-1/2, the annuitant's spouse, if designated as sole beneficiary, may elect in writing to postpone receipt of the death benefit and instead continue the certificate in force. The election by the spouse must be made within 60 days after we receive due proof of death. The certificate may be continued in force only until the date on which the annuitant would have attained age 70-1/2. Any annuity payment plan later elected by the spouse must provide amounts calculated in accordance with the Code.

What if the annuitant dies after settlement?

If the annuitant dies after settlement, the amount payable, if any, will be as provided in the annuity payment plan then in effect.

--------------------------------------------------------------------------------
=========================================================
Accumulation Value,
Cash Surrender Value,
Market Adjusted Value
=========================================================

How is the accumulation value determined?

On the certificate date the accumulation value of the certificate is the purchase payment. Thereafter interest accrues from day to day for the guarantee periods initially at the rate shown under certificate data in the certificate and later at the renewal rate(s). These rates represent an effective annual yield. At no time while the certificate is in force shall interest accrue at a rate less than 3% compounded annually. The accumulation value will be adjusted for any amounts surrendered.

Are there premium tax charges?

We reserve the right to deduct an amount from the accumulation value of the certificate at the time that any applicable premium taxes not previously deducted are payable.

If a tax is payable at the time of the purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

How are renewal guarantee periods determined?

At the end of any guarantee period a renewal guarantee period will begin. We will notify the owner in writing 45 days before the renewal guarantee period. Each renewal guarantee period will be one year unless the owner elects a different length from those offered at the time. We must receive the owner's written request at least 15 days before the renewal date. The renewal guarantee period may never extend beyond the settlement date.

The accumulation value on the renewal date will be equal to the accumulation value at the end of the guarantee period just ending. This value will earn interest at the renewal guarantee rate. Upon written request within 45 days of the renewal guarantee period, we will notify the owner of the renewal guarantee rate then in effect for certificates renewing at that time. The actual renewal guarantee rate will be determined on the renewal date.

What is the market adjusted value and how is it determined?

The market adjusted value is the accumulation value on any date before the end of the current guarantee period adjusted by a formula. The formula adjustment reflects the relationship between:

1. the interest rate we are then crediting for new certificate sales and renewals (Form 33115) for the time remaining in the certificate's current guarantee period; and

2. the guaranteed interest rate applicable to the certificate's current guarantee period.

The market adjusted value may be more or less than the accumulation value.

The market adjusted value formula is as follows:

   market adjusted value     =       renewal value
                                -----------------------
                                                (N + t)
                                (1 + ic + .0025)

   where:  renewal value     =  the accumulation value at the end of the owner's
                                current guarantee period.

      N = the number of complete certificate years to the end of the owner's guarantee period.

        t = the fraction of the certificate year remaining to the end of the owner's certificate year (for example, if 180 days remain in a 365 day certificate year, t would be .493)

        ic                   =  the current rate offered for new certificate
                                sales and renewals (Form 33115) for the number of years left in the owner's guarantee period
                                (straight line interpolation between whole year rates). If N is zero, ic is the rate for one year guarantee periods.

The market value adjustment is as follows:

market value adjustment       =
    market adjusted value - accumulation value

There will be no market value adjustment made on the last day of a guarantee period.

Can the owner request surrender of any amounts under the certificate before settlement?

Yes.  By written request to us and subject to the rules below the owner may:

1.   surrender the certificate for the total cash surrender value;

2.   partially surrender the certificate for a part of the cash surrender value.

How is the cash surrender value determined?

The cash surrender value is the market adjusted value. On the last day of a guarantee period, the cash surrender value is the accumulation value.

What are the rules for a surrender or partial surrender?

The amount surrendered and any applicable market value adjustment will be deducted from the accumulation value of the certificate on the date of surrender. The owner may surrender all or a portion of the cash surrender value. However, the accumulation value that remains after a partial surrender must be at least $2,000. Any partial surrender must be at least $250.

The surrender payment will normally be mailed to the owner within seven days of the receipt of the owner's written request.

Upon surrender of the certificate for the total cash surrender value, the certificate will terminate. We may require that the owner return the certificate to our corporate office before we pay the total cash surrender value.

What distributions are prohibited if the certificate is a TSA?

To meet the requirements of Section 403(b) of the Code, unless otherwise provided in the Code, no amounts may be distributed unless the annuitant has:
1.   attained age 59-1/2; or
2.   separated from service; or
3.   dies; or
4.   become disabled (as defined in Section 72(m)(7) of the Code); or
5. encountered hardship (within the meaning of Section 401(k) of the Code); and then only such amounts as the Code may provide.

We will require satisfactory written proof of the event(s) in items 1 through 5 above prior to any distribution from the certificate.

Can we delay or suspend payment of a partial or full surrender?

We may defer payment of any partial or full surrender for a period not to exceed 6 months from the date we receive the owner's surrender request or the period permitted by state insurance law, if less. If we defer payment more than 30 days, we will pay annual interest of at least 3% on the amount deferred.

Will the owner receive information about the certificate values?

Yes. At least once a year we will send the owner a statement showing both the accumulation value and the cash surrender value of the certificate. The statement will specify the market value adjustment used to determine the cash surrender value. This statement will be based on any laws or regulations that apply.

We will also notify the owner 45 days before the end of a guarantee period concerning renewal periods available and the owner's right to surrender without a market value adjustment on the last day of the guarantee period.

--------------------------------------------------------------------------------

=========================================================
Annuity Payment Plans
=========================================================

When will annuity payments begin?

The first payment will be made as of the settlement date. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that the owner exchange the certificate for a supplemental contract which provides the annuity payments.

Can the owner change the settlement date?

Yes. The owner must tell us the new date by written request. If the owner selects a new date it must be at least 30 days after we receive the owner's written request at our corporate office.

The settlement date cannot be later than the later of:

1. April 1 following the calendar year in which the annuitant attains age 70 1/2; or

2. except for 5% owners, if later, April 1 following the calendar year in which the annuitant retires; or

3. such other date which satisfies the minimum distribution requirements under the Code; or

4.   such other date as agreed upon by us.

Notwithstanding the above, the settlement date cannot be later than the later of:

1.  the certificate anniversary nearest the annuitant's 85th birthday; or

2.  the 10th certificate anniversary.

What are the annuity payment plans?

There are different ways to receive annuity payments. We call these plans.

Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. The owner must select the guaranteed period.

Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid for the lifetime of the annuitant and a joint annuitant. When either the annuitant or joint annuitant dies we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

What are the requirements for selecting a plan?

The owner may elect by written notice to us at anytime at least 30 days prior to the settlement date to have the market adjusted value applied on the settlement date to provide:

1. a lump sum payment as a result of a total surrender as provided under the cash surrender value provision of the certificate; or

2. one of the annuity payment plans shown herein. Amounts payable under any such annuity payment plan will be calculated in a accordance with the Code. Any such annuity payment plan must be provided:

     a. in equal or substantially equal payments over a period no longer than the life of the annuitant or the lives of the annuitant and a joint annuitant; or

     b. in equal or substantially equal payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant; and

     c. any annuity payment plan selected must also meet the incidental death benefit requirements under the Code.

If at least 30 days before the settlement date we have not received at our corporate office the owner's written request to select a plan, we will make payments according to plan B with payments guaranteed for 10 years, unless otherwise required by the Code.

If the amount to be applied to a plan is not at least $2,000, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value.

How will payments be made?

Payments will be made by us by check. The check must be personally endorsed by the payee or payees as well as the annuitant (or joint annuitant under Plan D). If the annuitant or joint annuitant does not endorse the check, other evidence must be furnished to show that the annuitant or joint annuitant is still alive.

Can distributions be delayed at settlement?

When the owner is eligible to receive a distribution from their certificate, the owner may be able to have all or a portion of that distribution paid in a "direct rollover." A direct rollover means that, instead of paying the owner, we will make the payment directly to an individual retirement account or annuity (IRA, as defined in Section 408 of the Code) or to another Code Section 403(b) contract or custodial account that accepts direct rollovers. If the owner chooses a direct rollover, the owner will not be taxed on the distribution until it is later taken out of the IRA or 403(b) plan. However, the owner will be subject to any applicable charges under the certificate at the time of the distribution.

Do all distributions qualify for direct rollover?

Only "an eligible rollover distribution" (as defined in Code Section 402(c)) may be paid as a direct rollover. In general, eligible rollover distributions DO NOT include any payment that is part of a series of equal or almost equal payments made at least once a year over:

     - the owner's life or life expectancy;

     - the life or life expectancies of the owner and beneficiary; or

     - for a period of ten years or more.

Also, required minimum distributions made beginning in the year the owner retires or reaches age 70-1/2, as applicable, are not "eligible rollover distributions" available for direct rollover.

Are  eligible   rollover   distributions   available  for  alternate  payees  or
beneficiaries?

The rules outlined above apply to a former spouse who is an "alternate payee" under a "qualified domestic relations order" (as defined in Code Section 414(p)). A qualified domestic relations order is issued by a court, usually in connection with a divorce or legal separation.

A beneficiary who is a surviving spouse may elect to have an eligible rollover distribution directly rolled over into an IRA, but not into another 403(b) plan.

A distribution to a non-spouse is not an eligible rollover distribution.

-------------------------------------------------------------------------------

==========================================================
Table of Settlement Rates
==========================================================

What will be the amount of the monthly annuity payments?

If the settlement date is the last day of a guarantee period, the amount applied to provide a payment will be the accumulation value on that date. The market adjusted value is applied if the settlement date is not the last day of a guarantee period. The amount applied to provide a payment will be the accumulation value on the settlement date. The amount of each monthly annuity payment for each $1,000 applied under any payment plan will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below.

The amount of such payments under plans A, B, and C will depend on the adjusted age of the annuitant on the settlement date. The amount of such payments under plan D will depend on the adjusted age of the annuitant and the joint annuitant on the settlement date.

Adjusted age means the age on the annuitant's nearest birthday minus an "adjustment" based on the calendar year of the birth of the annuitant as follows:

Calendar                     Calendar
Year of                      Year of
Annuitant's         Adjust-  Annuitant's         Adjust-
Birth                ment    Birth                ment
-----                ----    -----                ----
Prior to 1920         0      1945 through 1949     6
1920 through 1924     1      1950 through 1959     7
1925 through 1929     2      1960 through 1969     8
1930 through 1934     3      1970 through 1979     9
1935 through 1939     4      1980 through 1989     10
1940 through 1944     5      After 1989            11

--------------------------------------------------------------------------------------------------------------------------
Amount of Each Monthly Annuity Payment Per $1,000 Applied
--------------------------------------------------------------------------------------------------------------------------
       Plan A                Plan B                Plan C             Plan D - Joint and Survivor
                                                                      Adjusted Age of Joint Annuitant
--------------------------------------------------------------------------------------------------------------------------
Adj.    Life      5 Years    10 Years   15 Years    With      Adj.    10 Years   5 Years    Same     5 Years    10 Years
Age*   Income     Certain     Certain    Certain   Refund     Age*    Younger    Younger     Age       Older      Older
--------------------------------------------------------------------------------------------------------------------------
55     4.25        4.25       4.22       4.18       4.10       55      3.47      3.62       3.77       3.90       4.01
60     4.72        4.70       4.66       4.57       4.48       60      3.71      3.90       4.10       4.28       4.42
65     5.35        5.32       5.22       5.05       4.97       65      4.01      4.28       4.54       4.79       4.99
66     5.51        5.47       5.36       5.16       5.08       66      4.08      4.36       4.65       4.91       5.13
67     5.67        5.63       5.50       5.26       5.20       67      4.16      4.46       4.76       5.04       5.28
68     5.85        5.80       5.65       5.37       5.33       68      4.24      4.56       4.89       5.19       5.43
69     6.04        5.98       5.80       5.49       5.47       69      4.33      4.67       5.02       5.34       5.61
70     6.25        6.18       5.96       5.60       5.61       70      4.42      4.79       5.16       5.51       5.79
71     6.47        6.39       6.14       5.71       5.76       71      4.52      4.91       5.31       5.69       5.99
72     6.71        6.62       6.31       5.83       5.93       72      4.63      5.04       5.48       5.88       6.20
73     6.97        6.86       6.50       5.94       6.10       73      4.74      5.19       5.66       6.09       6.43
74     7.26        7.12       6.69       6.04       6.28       74      4.86      5.34       5.85       6.32       6.68
75     7.56        7.39       6.89       6.14       6.48       75      4.99      5.51       6.06       6.56       6.96
76     7.90        7.69       7.09       6.24       6.68       76      5.13      5.69       6.28       6.82       7.25
77     8.26        8.01       7.29       6.33       6.90       77      5.28      5.88       6.52       7.11       7.56
78     8.65        8.34       7.49       6.41       7.13       78      5.43      6.09       6.78       7.42       7.90
79     9.07        8.69       7.69       6.48       7.38       79      5.61      6.32       7.07       7.75       8.27
80     9.53        9.07       7.89       6.55       7.64       80      5.79      6.56       7.38       8.11       8.67
81    10.03        9.46       8.08       6.61       7.91       81      5.99      6.82       7.71       8.50       9.09
82    10.57        9.87       8.26       6.66       8.21       82      6.20      7.11       8.07       8.92       9.55
83    11.16       10.30       8.43       6.70       8.51       83      6.43      7.42       8.45       9.37      10.04
84    11.79       10.74       8.59       6.74       8.83       84      6.68      7.75       8.87       9.86      10.57
85    12.48       11.19       8.74       6.77       9.18       85      6.96      8.11       9.32      10.38      11.14
90    16.68       13.42       9.26       6.85      11.11       90      8.67     10.38      12.09      13.50      14.67
-------------------------------------------------------------------------------------------------------------------------

*Adjusted age of annuitant.
-------------------------------------------------------------------------------
The table above is based on the "1983 Individual Annuitant Mortality Table A" assuming an interest rate of 3% per year compounded annually. Settlement rates for any age not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on an assumed interest rate of 3% per year compounded annually.

--------------------------------------------------------------------------------
Plan E Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
-------------------------------------------------------------------------------
Years        Monthly        Years          Monthly         Years         Monthly
Payable      Payment        Payable        Payment         Payable       Payment
-------      -------        -------        -------         -------       -------
  10           $9.61          17            $6.23            24            $4.84
  11            8.86          18             5.96            25             4.71
  12            8.24          19             5.73            26             4.59
  13            7.71          20             5.51            27             4.47
  14            7.26          21             5.32            28             4.37
  15            6.87          22             5.15            29             4.27
  16            6.53          23             4.99            30             4.18
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

=============================================================
Group Annuity
Contract
=============================================================

o    Purchase payment is payable in a single sum.

o    Annuity payments to begin on the settlement date.

o    The certificate is nonparticipating.  Dividends are not payable.

--------------------------------------------------------------------------------

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440